Exhibit 10.1

December 19, 2023

KULR Technology Group, Inc.

4863 Shawline Street

San Diego, CA 92111

Email: Michael.Mo@kulrtechnology.com

Dear Sirs:

I am writing on behalf of YA II PN, Ltd (the “Investor”), which is managed by Yorkville Advisors Global, L.P. Reference is made to the August 30, 2023 Letter Agreement (as amended on November 6, 2023, the “August Letter Agreement”), entered into between KULR Technology Group, Inc, a Delaware corporation (the “Company”) and the Investor, which August Letter Agreement amended and supplemented that certain Supplemental Agreement dated September 23, 2022 (the “Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to them in the Agreement and the August Letter Agreement, as applicable.

This letter agreement being entered into by the parties hereto on the date set forth above (the “Letter Agreement”) is intended to amend and replace Section 2 and Section 3 of the August Letter Agreement. Other than as set forth below (and except that it is acknowledged that the September Payment was already received by the Investor), the parties hereto agree that the August Letter Agreement, and the Agreement, as amended and supplemented by August Letter Agreement, shall remain in full force and effect and no other provisions of the Agreement or the August Letter Agreement is amended or changed by this Agreement.

Section 2 of the August Letter Agreement shall be amended and replaced in its entirety by:

2.              The Company shall repay the outstanding amounts owed under the Advances in full or in three periodic payments (each, a “Repayment”) by the dates and in the amounts as follows:

(a) on or before the earlier of (y) the closing of the financing transaction that the Company is carrying out on or about the date hereof (the “Current Offering”) or (z) December 31, 2023, the Company shall pay an amount equal to the sum of (i) $1,000,000 in principal amount, (ii) the Payment Premium (i.e. 5%) in respect of such principal amount, and (iii) all outstanding accrued and unpaid interest in respect of such payment date (collectively, the “December Payment”);

(b) on or before February 29, 2024, the Company shall pay an amount equal to the sum of (i) $2,000,000 in principal amount, (ii) the Payment Premium (i.e. 5%) in respect of such principal amount, and (iii) all outstanding accrued and unpaid interest in respect of such payment date (collectively, the “February Payment”);

(c) on or before April 30, 2024, the Company shall pay an amount equal to the sum of (i) the remaining principal amount on the Advances, (ii) the Payment Premium (i.e. 5%) in respect of such principal amount, and (iii) all outstanding accrued and unpaid interest in respect of such payment date (collectively, the “April Payment”);

Notwithstanding the foregoing, in the event the Company conducts any financing transaction (including any offering of debt or equity securities) other than the Current Offering, the Company shall give Investor the option to receive up to 50% of the net proceeds from such transactions to make early repayments of amounts outstanding under the Advances, until all such amounts have been repaid in full. In addition, on or prior to January 19, 2024, the Company hereby agrees to initiate procedures to seek shareholder approval to issue Shares in excess of the Exchange Cap.

Section 3 of the August Letter Agreement shall be amended and replaced by the following Section 3:

3.              Except as set forth below, if the December Payment is made, the Investor shall not submit Investor Notices prior to May 1, 2024. In the event any Repayment has not been made by the due date for such Repayment, during each calendar month after such unpaid Repayment and to the extent of such unpaid Repayment, the Investor shall have the option to request Advances of no more than $3,000,000 in principal amount of Advances. The limitations agreed by the Investor in this section shall not apply (i) at any time upon the occurrence and during the continuance of an Event of Default, including failure to make any Repayment as set forth above, and (ii) with respect to any Investor Notice requesting an Advance utilizing a price per share equal to the Fixed Price (which, for the avoidance of doubt, is $1.7677) and may be waived with the prior written consent of the Company.

The Company acknowledges and agrees that any failure to pay to the Investor any amount of a Repayment when and as due as set forth herein, or any other breach of any terms and conditions of the August Letter Agreement as modified by this Letter Agreement, or the Agreement, which is not cured within the applicable cure period set forth in Section 2.3(e)(i) of the Agreement, shall constitute an Event of Default under the Agreement.

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YA II PN, LTD.

By:	Yorkville Advisors Global LP
Its:	Investment Manager

	By:	Yorkville Advisors Global II, LLC
	Its:	General Partner

	By:	/s/ Matthew Beckman
	Name:	Matthew Beckman
	Title:	Managing Partner

Agreed and accepted by:

KULR Technology Group, Inc.

By:	/s/ Michael Mo
Name:	Michael Mo
Title:	Chief Executive Officer

cc: Sichenzia Ross Ference Carmel LLP

via Email: jyamamoto@srfc.law